        EXHIBIT 10.1
LIMBACH FACILITY SERVICES LLC1
Performance Award Summary - Corporate Senior Management
Short Term Incentive Plan (STIP) – Cash Bonus
Objectives and Key Performance Indicators
January 1, 20XX to December 31, 20XX

Name:			Date:
Adjusted EBITDA Measure			Weighting = 100%
oAdjusted EBITDA Award % (GE%) = As detailed below: Performance Goals and Payout as a % of allocated Incentive Target
	Performance Goal	Payout % of Incentive Target
	<$XX.XM Adjusted EBITDA	0%
	$XX.XM to $XX.XM	25 - 100%[2]
	>$XX.XM to $XX.XM	100 - 180%[3]

Potential Bonus Award:  Calculation of the Executive’s bonus award will be made pursuant to this Performance Award Summary as follows.

Annual Base Salary (BS)	$ XX
Potential Incentive (as a % of Annual Base Salary) (PI%)	XX %
Final Incentive Earned: [Team] Adjusted EBITDA Component (100%): PI%[4] x GE%[5] = XX % x BS	$ XX

Minimum Performance Conditions:  The Company must achieve the following level of performance before any 20XX cash bonuses are paid under this Award Summary:
oThe Company’s Adjusted EBITDA must be at least $XX.XM in 20XX
oThe Company must be in compliance with all Bank Covenants at December 31, 20XX through the Completion of the Annual Audit.

Payments:
oPayments of any cash bonus payable under this Award Summary will be made following the Completion of the Annual Audit and the receipt of formal approval from the Compensation Committee.
oSubject to Section 409A (as defined in the Additional Terms) and any other legal requirements, once earned and Compensation Committee approval is obtained, the Company may determine to pay the approved bonus in installment payments if in the determination of the Company’s Chief Executive Officer and/or the Compensation Committee that because of the Company’s cash
1 A subsidiary of the Company
2 Done by linear interpolation
3 Done by linear interpolation
4 Expressed as a %
5 Actual GE% as determined by Adjusted EBITDA performance achieved as confirmed through the Completion of the Annual Audit

        EXHIBIT 10.1
position, liquidity or otherwise, it would be in the best interest of the Company and its stockholders for the payments to be made in installments. The Company will provide notice to the employee if the payments are to be made in installments.
oPayments will be issued via the Company’s normal payroll practice and are subject to all applicable payroll deductions and tax withholdings.

This Award Summary is also governed and will be construed in accordance with the Limbach Facility Services LLC Performance Award Summary - Corporate Senior Management Short Term Incentive Plan (STIP) Cash Bonus Additional Terms (the “Additional Terms”) attached hereto as Exhibit A, and such Additional Terms are incorporated herein by reference.

This Award Summary and the Additional Terms establishes the conditions of your annual STIP opportunity. The overall Company 20XX business plan has been assembled assuming the Company can deliver Adjusted EBITDA as set forth herein, which allows the Company to fully fund the STIP. As an executive of the Company, the employee is responsible to support the achievement of the Company's overall financial goals.

        EXHIBIT 10.1
EXHIBIT A
LIMBACH FACILITY SERVICES LLC6
Performance Award Summary - Corporate Senior Management
Short Term Incentive Plan (STIP) – Cash Bonus Additional Terms

Termination: The portion of the cash bonus otherwise payable under the Award Summary would be payable to the employee if the employee is terminated by the Company or one of its subsidiaries other than for “Cause” during the year. The amount payable will be based upon the termination month forecast figures as determined by the Company in its sole discretion. Example: if an employee is terminated on June 30th, that employee would be entitled to 50% of the bonus based upon the latest monthly full year forecast projections. Except as noted above in this paragraph, if the employee’s employment with the Company or one of its subsidiaries is terminated, no amounts under the Award Summary shall be payable to the employee unless otherwise agreed to by the Company in a writing executed by an authorized representative of the Company or one of its subsidiaries. Nothing in the Award Summary shall confer upon any employee the right to continue in the employ of the Company or any of its subsidiaries or affect any right which the Company or its subsidiaries may have to terminate such employment.

Administration: The Compensation Committee shall have the full power to construe and interpret the Award Summary (and any bonus paid hereunder) in its sole discretion, including exercising any and all authority and responsibility given to the Company in this document. Without limiting the foregoing, the Compensation Committee shall have the power to establish or amend any rules or administrative procedures necessary or appropriate for the Award Summary.

Non-Assignability and Accounting: The right to any bonus under the Award Summary is not assignable in any manner whatsoever (except to the extent of a beneficiary designation made pursuant to established administrative procedures). No employee may create a lien or any other encumbrance on any present or future interest he or she may have under the Award Summary.

Additional Limitations (Clawbacks): The Award Summary and any bonus paid under the Award Summary will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and any Company policy adopted with respect to compensation recoupment, to the extent the application of such rules, regulations and/or policies is permissible under applicable local law. This provision will not be the Company’s exclusive remedy with respect to such matters.

Severability: The Award Summary (including any rules or administrative procedures established hereunder and this Exhibit A) represents the full and complete understanding between the Company and the employee with regard to terms of the Award Summary and any bonus payable hereunder. The terms of the Award Summary (including any rules or administrative procedures) shall control in the event of inconsistencies with any other Company documents or any statements made by Company employees concerning the Award Summary.

If a final determination is made by a court of competent jurisdiction that any provision contained in the Award Summary is unlawful, the Award Summary shall be considered amended in that instance to apply to such extent as the court may determine to be enforceable, but only to the extent consistent with the original intent of the drafter. Alternatively, if such a court finds that any provision contained in the Award Summary is unlawful -- and that provision cannot be amended, consistent with the original intent of the drafter, so as to make it lawful -- such finding shall not affect the effectiveness of any other provision of the Award Summary.

6 A subsidiary of the Company

        EXHIBIT 10.1
Applicable Law: The place of administration of the Award Summary shall be deemed within the State of Delaware. The Award Summary shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions therein, to the extent permissible under applicable local law.

The Award Summary and the bonus payable under the Award Summary is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In each case, the Award Summary shall be administered and interpreted in a manner consistent with such intent, including in a manner that avoids the imposition of penalties under Section 409A.

Defined Terms:

“Adjusted EBITDA” is defined as the Company’s net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that the Company’s Board of Directors believe do not reflect the Company’s core operating results. For the purposes of the Award Summary Adjusted EBITDA will be determined by the Compensation Committee in its sole discretion.

“Bank Covenants” means the covenants contained in any agreements, instruments or documents under which the Company or its subsidiaries have or are permitted to borrow funds, the compliance of which will be determined by the Company’s Compensation Committee or its designee in the Compensation Committee’s sole discretion.

“Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.

“Completion of the Annual Audit” means that the Company’s registered independent public accounting firm has completed its audit of the Company’s financial statements for the relevant year as determined by the Compensation Committee.

“Company” means Limbach Holdings, Inc., a Delaware corporation and/or its successors and assigns.

“Cause” has the same meaning ascribed to it under the Limbach Holdings, Inc. Amended and Restated Omnibus Incentive Plan, as then amended.

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